Exhibit (e)(3)

Execution Version

CONFIDENTIALITY AGREEMENT

THIS CONFIDENTIALITY AGREEMENT (“Agreement”) is being entered into as of July 14, 2020 (the “Effective Date”), between PRINCIPIA BIOPHARMA INC., a Delaware corporation (the “Company”), and SANOFI, a French société anonyme (“Counterparty”).

In order to facilitate the consideration and negotiation of a possible negotiated transaction between the Company and Counterparty (the “Transaction”), each of the Company and Counterparty (referred to collectively as the “Parties” and individually as a “Party”) has either requested or may request access to certain non-public information regarding the other Party and the other Party’s subsidiaries. (Each Party, in its capacity as a provider of information, is referred to in this Agreement as the “Provider”; and each Party, in its capacity as a recipient of information, is referred to in this Agreement as the “Recipient”.) This Agreement sets forth the Parties’ obligations regarding the use and disclosure of such information and regarding various related matters.

The Parties, intending to be legally bound, acknowledge and agree as follows:

1. Limitations on Use and Disclosure of Confidential Information. Subject to Section 4 below, neither the Recipient nor any of the Recipient’s Representatives (as defined in Section 14 below) will, at any time, directly or indirectly:

(a) make use of any of the Provider’s Confidential Information (as defined in Section 14 below), except for the specific purpose of considering, evaluating, negotiating and consummating the Transaction; or

(b) disclose any of the Provider’s Confidential Information to any other Person (as defined in Section 14 below).

The Recipient will be liable for any action or inaction by any of its Representatives that would be a breach of this Agreement if such Representatives were parties to this Agreement. The Recipient will (at its own expense) take reasonable actions to restrain its Representatives from making any unauthorized use or disclosure of any of the Provider’s Confidential Information.

2. Provider Contact Person. Any request by the Company or any of its Representatives to review any of Counterparty’s Confidential Information must be directed to one of the individual(s) identified underneath the name of the Counterparty on Exhibit A and any request by Counterparty or any of its Representatives to review any of the Company’s Confidential Information must be directed to the Company’s representatives at Centerview Partners and/or BofA Securities (as applicable, the “Provider Contact Persons”). Neither the Recipient nor any of Recipient’s Representatives will contact or otherwise communicate with any other Representative or employee of the Provider in connection with the Transaction without the prior written authorization of one of the Provider Contact Persons.

3. No Representations by Provider. The Provider Contact Persons (but in the case of the Company, as directed by the Company), will have the exclusive authority to decide what Confidential Information (if any) of the Provider is to be made available to Recipient and its

Representatives. Neither the Provider nor any of the Provider’s Representatives will be under any obligation to make any particular Confidential Information of the Provider available to the Recipient or any of the Recipient’s Representatives or to supplement or update any Confidential Information of the Provider previously furnished. Neither the Provider nor any of its Representatives has made or is making any representation or warranty, express or implied, as to the accuracy or completeness of any of the Provider’s Confidential Information, and neither the Provider nor any of its Representatives will have any liability to the Recipient or to any of the Recipient’s Representatives on any basis (including, without limitation, in contract, tort or under United States federal or state securities laws or otherwise) relating to or resulting from the use of any of the Provider’s Confidential Information or any inaccuracies or errors therein or omissions therefrom. Only those representations and warranties (if any) that are included in any final definitive written agreement that provides for the consummation of a negotiated transaction between the Parties and is validly executed on behalf of the Parties (a “Definitive Agreement”) will have legal effect.

4. Permitted Disclosures.

(a) Notwithstanding the limitations set forth in Section 1(b) above:

(i) the Recipient (and, if applicable, any of its Representatives) may disclose Confidential Information of the Provider if and to the extent that the Provider consents in writing to the Recipient’s (or, if applicable, any of its Representatives’) disclosure thereof;

(ii) subject to Section 4(b) below, the Recipient (and, if applicable, any of its Representatives) may disclose Confidential Information of the Provider to any Representative of the Recipient, but only to the extent such Representative (A) needs to know such Confidential Information for the purpose of helping the Recipient evaluate, negotiate or consummate the Transaction, and (B) has agreed to abide and be bound by the provisions hereof or is otherwise bound by confidentiality obligations at least as restrictive as those contained in this Agreement; and

(iii) subject to Section 4(c) below, the Recipient (and, if applicable, any of its Representatives) may disclose Confidential Information of the Provider to the extent required by applicable law, governmental regulation, subpoena or by valid legal process (including in connection with any legal, regulatory, judicial or administrative process or any audit or inquiry by a regulator, bank examiner or auditor), self-regulating organization or pursuant to mandatory professional ethics rules (collectively, “Law”).

(b) If prior to providing certain Confidential Information to the Recipient (and, if applicable, any of its Representatives), the Provider delivers to the Recipient a written notice stating that such Confidential Information of the Provider may be disclosed only to specified Representatives of the Recipient, then, notwithstanding anything to the contrary contained in Section 4(a)(ii) above, the Recipient (and, if applicable, any of its Representatives) shall not thereafter disclose or permit the disclosure of any of such Confidential Information to any other Representative of the Recipient.

(c) If the Recipient or any of the Recipient’s Representatives is required by Law to disclose any of the Provider’s Confidential Information to any Person, then the Recipient will, to the extent legally permitted, promptly provide the Provider with written notice of the applicable Law so that the Provider may (at its sole cost and expense) seek a protective order or other appropriate remedy. The Recipient and its Representatives will reasonably cooperate with the Provider and the Provider’s Representatives in any attempt by the Provider to obtain any such protective order or other remedy (at the Provider’s sole cost and expense). If the Provider elects not to seek, or is unsuccessful in obtaining, any such protective order or other remedy in connection with any requirement that the Recipient or any of its Representatives, as applicable and legally required, disclose Confidential Information of the Provider, and if the Recipient obtains advice of its outside legal counsel confirming that the disclosure of such Confidential Information is legally required, then the Recipient or any of such Representatives, as applicable, may disclose such Confidential Information to the extent legally required; provided however; that the Recipient and its Representatives will use their commercially reasonable efforts to ensure that such Confidential Information is treated confidentially by each Person to whom it is disclosed.

5. Return of Confidential Information. Upon the Provider’s written request, the Recipient and the Recipient’s Representatives will promptly deliver to the Provider any of the Provider’s Confidential Information (and all copies thereof) obtained or possessed by the Recipient or any of the Recipient’s Representatives; provided, however, that, in lieu of delivering to the Provider any written materials containing Confidential Information of the Provider, the Recipient and its Representatives may destroy such written materials and deliver to the Provider a certificate confirming their destruction; provided further, that (a) Recipient’s and its Representatives shall not be required to destroy any computer files stored securely by them that are created pursuant to Recipient’s standard and automatic backup or archival procedures; and (b) Recipient’s external professional advisors (including its external auditors) shall be entitled to retain such Confidential Information as they are required to retain by Law, bona fide document retention or any professional standard applicable to them. Such retained Confidential Information shall continue to be maintained in accordance with this Agreement’s confidentiality and use terms until the earlier of (i) such electronic data or other record no longer constituting “Confidential Information” or (ii) the return or destruction of such electronic data or other record in accordance with this Section 5. Notwithstanding the delivery to the Provider (or the destruction by the Recipient) of Confidential Information of the Provider pursuant to this Section 5, the Recipient and its Representatives will continue to be bound by their confidentiality obligations and other obligations under this Agreement.

6. Standstill Provision. During the period commencing on the Effective Date through December 31, 2021 (the “Standstill Period”), neither Counterparty nor any of Counterparty’s Representatives acting on behalf of or at the direction of Counterparty will, in any manner, directly or indirectly:

(a) make, effect, initiate, cause or participate in (i) any acquisition of beneficial ownership of any securities of the Company or any debt of the Company or any securities (including derivatives thereof) or debt of any subsidiary or other controlled affiliate of the Company, (ii) any acquisition of any material assets of the Company or any assets of any subsidiary, division or other affiliate of the Company, (iii) any tender offer, exchange offer, merger, business combination, recapitalization, restructuring, liquidation, dissolution or extraordinary transaction involving the Company or any subsidiary or other controlled affiliate of the Company or involving any securities or assets of the Company or any securities or assets of any subsidiary, division or other affiliate of the Company, or (iv) any “solicitation” of “proxies” (as those terms are used in the proxy rules of the Securities and Exchange Commission) or consents with respect to any securities of the Company;

(b) form, join or participate in a “group” (as defined in the Securities Exchange Act of 1934, as amended, and the rules promulgated thereunder) with respect to the beneficial ownership of any securities of the Company or any subsidiary or division of the Company;

(c) act, alone or in concert with others, to seek to control or influence the management, board of directors or policies of the Company;

(d) take any action that would reasonably be expected to require the Company to make a public announcement regarding any of the types of matters set forth in clause “(a)” of this sentence;

(e) agree or offer to take, or encourage or propose (publicly or otherwise) the taking of, any action referred to in clause “(a)”, “(b)”, “(c)” or “(d)” of this sentence;

(f) assist, induce or encourage any other Person to take any action of the type referred to in clause “(a)”, “(b)”, “(c)”, “(d)” or “(e)” of this sentence; or

(g) enter into any discussions, negotiations, arrangement or agreement with any other Person relating to any of the foregoing.

Nothing in this Agreement will prevent Counterparty or its Representatives from communicating with the Chairman of the Board of Directors of the Company, the President and Chief Executive Officer of the Company or the Chief Business Officer of the Company to make a proposal for or to negotiate with the Company in respect of a possible transaction of any kind so long as such communication is made confidentially and would not reasonably be expected to require public disclosure thereof under applicable Law or listing standards of any securities exchange.

Notwithstanding anything to the contrary in this Section 6, the provisions of this Section 6 shall not apply in the event that, without any prior violation of the provisions of this Section 6, (i) a third party unrelated to Counterparty shall have entered into a definitive agreement with Company to acquire, directly or indirectly, more than 50% of the consolidated assets or outstanding voting securities of the Company or (ii) a third party unrelated to Counterparty commences a tender offer for more than 50% of the outstanding voting securities of the Company that the Board of Directors of the Company publicly recommends or fails to recommend that its stockholders reject such offer within ten business days after its public announcement or commencement (as applicable); provided, that the standstill provisions of this Section 6 shall automatically become applicable again if the third party announces its intent not to proceed with such acquisition or commenced tender offer. The expiration of the Standstill Period will not terminate or otherwise affect any of the other provisions of this Agreement.

Nothing in this Section 6, so long as there have not been any prior violations of this Section 6, shall prohibit Counterparty or its affiliates from owning or making open market purchases of any securities of the Company during the Standstill Period, solely for purposes of (i) any passive investments for cash management purposes or employee benefit plans established or maintained for the benefit of its or its controlled affiliates’ employees in the ordinary course of business and over which the Counterparty and its controlled affiliates do not have discretionary authority and (ii) any acquisition of a third party that beneficially owns the Company’s securities so long as (1) the prior acquisition of the Company’s securities by the third party was not made on behalf of the Counterparty, (2) such third party’s ownership of such securities was not a primary factor in the decision by the Counterparty or its affiliates to consummate such acquisition, and (3) such securities do not constitute all or a majority of the third party’s consolidated assets.

7. No Obligation to Pursue Transaction. Unless the Parties enter into a Definitive Agreement, no agreement providing for a transaction involving either of the Parties will be deemed to exist between the Parties, and neither Party will be under any obligation to negotiate or enter into any such agreement or transaction with the other Party. The Company reserves the right, in its sole discretion: (a) to conduct any process it deems appropriate with respect to the Transaction and to modify any procedures relating to any such process without giving notice to Counterparty or any other Person and (b) to reject any proposal made by Counterparty or any of Counterparty’s Representatives with respect to the Transaction. Each Party reserves the right in its sole discretion to terminate discussions and negotiations with the other Party at any time. Each Party recognizes that, except as expressly provided in any binding written agreement between the Parties that is executed on or after the date of this Agreement: (i) the other Party and its Representatives will be free to negotiate with, and to enter into any agreement or transaction with, any other interested party; and (ii) such Party will not have any rights or claims against the other Party or any of the other Party’s Representatives arising out of or relating to any transaction or proposed transaction involving the other Party.

8. No Waiver. No failure or delay by either Party or any of its Representatives in exercising any right, power or privilege under this Agreement will operate as a waiver thereof, and no single or partial exercise of any such right, power or privilege will preclude any other or future exercise thereof or the exercise of any other right, power or privilege under this Agreement. No provision of this Agreement can be waived or amended except by means of a written instrument that is validly executed on behalf of both of the Parties and that refers specifically to the particular provision or provisions being waived or amended.

9. Remedies. Each Party acknowledges that money damages may not be a sufficient remedy for any breach of this Agreement by such Party or by any of such Party’s Representatives and that the other Party may suffer irreparable harm as a result of any such breach. Accordingly, each Party will also be entitled to seek equitable relief, including injunction and specific performance, as a remedy for any breach or threatened breach of this Agreement by the other Party or any of the other Party’s Representatives. The equitable remedies referred to above will not be deemed to be the exclusive remedies for a breach of this Agreement, but rather will be in addition to all other remedies available at law or in equity to the Parties. In the event of litigation relating to this Agreement, if a court of competent jurisdiction determines that either Party or any of its Representatives has breached this Agreement, such Party will be liable for, and will pay to the other Party and the other Party’s Representatives, the reasonable legal fees incurred by the other Party and the other Party’s Representatives in connection with such litigation (including any appeal relating thereto).

10. Trading in Securities. The Recipient acknowledges and agrees that it is aware (and that the Recipient’s Representatives are aware or will be advised by the Recipient) that Confidential Information being furnished by the Provider may contain material, non~~-~~public information regarding the Provider and that the United States securities laws prohibit any Person who has such material, non~~-~~public information from purchasing or selling securities of the Provider on the basis of such information or from communicating such information to any Person under circumstances in which it is reasonably foreseeable that such Person is likely to purchase or sell such securities on the basis of such information.

11. Successors and Assigns; Applicable Law; Jurisdiction and Venue. This Agreement will be binding upon and inure to the benefit of each Party and its Representatives and their respective heirs, successors and assigns. This Agreement will be governed by and construed in accordance with the laws of the State of Delaware (without giving effect to principles of conflicts of laws). Each Party: (a) irrevocably and unconditionally consents and submits to the jurisdiction of the state and federal courts located in the State of Delaware for purposes of any action, suit or proceeding arising out of or relating to this Agreement; (b) agrees that service of any process, summons, notice or document by U.S. registered mail to the address set forth opposite the name of such Party at the end of this Agreement shall be effective service of process for any such action, suit or proceeding brought against such Party; (c) irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of or relating to this Agreement in any state or federal court located in the State of Delaware; and (d) irrevocably and unconditionally waives the right to plead or claim, and irrevocably and unconditionally agrees not to plead or claim, that any action, suit or proceeding arising out of or relating to this Agreement that is brought in any state or federal court located in the State of Delaware has been brought in an inconvenient forum.

12. Co-Bidders and Financing Sources. Without limiting anything in this Agreement, Counterparty agrees that it will not directly or indirectly (i) approach or team, co-venture, club or otherwise partner with any person or firm that may be interested in participating in a transaction with the Company as a principal, co-investor, co-bidder or financing source or (ii) engage in any discussions which might lead to, or enter into, any agreement, arrangement or understanding with any such person or firm; provided, however, that subject to the written pre-approval of the Company and subject to Section 14(a) below, Counterparty may contact and/or utilize pre-approved debt financing sources in connection with the potential negotiated transaction between the Parties.

13. Confidential Information. For purposes of this Agreement, the Provider’s “Confidential Information” will be deemed to include only the following:

(a) any information (including any technology, know-how, patent application, trade secret, test result, research study, preclinical study, clinical trial, development plan,

protocol, business plan, budget, correspondence, agreement, forecast or projection) relating directly or indirectly to the business of the Provider, any predecessor entity or any subsidiary or other affiliate of the Provider (whether prepared by the Provider or by any other Person and whether or not in written form) that is or that has been made available to the Recipient or any Representative of the Recipient by or on behalf of the Provider or any Representative of the Provider on or after May 29, 2020;

(b) any memorandum, analysis, compilation, summary, interpretation, study, report or other document, record or material that is or has been prepared by or for the Recipient or any Representative of the Recipient to the extent that it contains any information of the type referred to in clause “(a)” of this Section 13;

(c) the existence and terms of this Agreement, and the fact that information of the type referred to in clause “(a)” of this Section 13 has been made available to the Recipient or any of its Representatives; and

(d) the fact that discussions or negotiations are or may be taking place with respect to a possible transaction involving the Parties, and the proposed terms of any such transaction.

However, the Provider’s “Confidential Information” will not be deemed to include:

(i) any information that is or becomes generally available to the public other than as a direct or indirect result of the disclosure of any of such information by the Recipient in breach of this Agreement or by any of the Recipient’s Representatives which would be in breach of this Agreement if such Representatives were parties hereto;

(ii) any information that was in the Recipient’s possession prior to the time it was first made available to the Recipient or any of the Recipient’s Representatives by or on behalf of the Provider or any of the Provider’s Representatives, and provided that the source of such information was not and is not known to the Recipient to be bound by any contractual or other obligation of confidentiality to the Provider or to any other Person with respect to any of such information;

(iii) any information that becomes available to the Recipient on a non-confidential basis from a source other than the Provider or any of the Provider’s Representatives, provided that such source is not known to the Recipient to be bound by any contractual or other obligation of confidentiality to the Provider or to any other Person with respect to any of such information; or

(iv) any information that is developed by or on behalf of the Recipient independently of the disclosure of Confidential Information and without reference to or use of Confidential Information.

14. Miscellaneous.

(a) For purposes of this Agreement, a Party’s “Representatives” will be deemed to include each Person that is or becomes (i) a subsidiary of such Party, (ii) an officer, director,

employee, partner, attorney, advisor, agent, accountant or other representative of such Party or of any of such Party’s subsidiaries or (iii) only upon prior written approval of the Company, a potential debt financing source to be used by Counterparty in connection with a potential negotiated transaction between the Parties, provided that any debt financing source enters into a confidentiality agreement with Counterparty that include obligations relating to the Company’s Confidential Information that are at least as restrictive as the obligations in this Agreement (and providing that the Company shall be a third party beneficiary thereof). Representatives shall not include any potential principal, co-investor, co-bidder, provider of equity capital that is not any equity fund managed by Counterparty, any proposed joint buyer in a possible negotiated transaction with the Company, a debt financing source that is not pre-approved in writing by the Company or any portfolio company owned by any equity fund managed by Counterparty.

(b) The term “Person,” as used in this Agreement, will be broadly interpreted to include any individual and any corporation, partnership, entity, group, tribunal or governmental authority.

(c) The bold-faced captions appearing in this Agreement have been included only for convenience and shall not affect or be taken into account in the interpretation of this Agreement.

(d) Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

(e) By making Confidential Information or other information available to the Recipient or the Recipient’s Representatives, the Provider is not, and shall not be deemed to be, granting (expressly or by implication) any license or other right under or with respect to any patent, trade secret, copyright, trademark or other proprietary or intellectual property right.

(f) To the extent that any Confidential Information includes materials or other information that may be subject to the attorney-client privilege, work product doctrine or any other applicable privilege or doctrine concerning any Confidential Information or any pending, threatened or prospective action, suit, proceeding, investigation, arbitration or dispute, it is acknowledged and agreed that the Parties have a commonality of interest with respect to such Confidential Information or action, suit, proceeding, investigation, arbitration or dispute and that it is the Parties’ mutual desire, intention and understanding that the sharing of such materials and other information is not intended to, and shall not, affect the confidentiality of any of such materials or other information or waive or diminish the continued protection of any of such materials or other information under the attorney-client privilege, work product doctrine or other applicable privilege or doctrine. Accordingly, all Confidential Information that is entitled to protection under the attorney-client privilege, work product doctrine or other applicable privilege or doctrine shall remain entitled to protection thereunder and shall be entitled to protection under the joint defense doctrine, and the Parties agree to take all measures necessary to preserve, to the fullest extent possible, the applicability of all such privileges or doctrines.

(g) This Agreement constitutes the entire agreement between the Recipient and the Provider regarding the subject matter hereof and supersedes any prior agreement between the Recipient and the Provider regarding the subject matter hereof.

(h) The terms of this Agreement shall control over any additional purported confidentiality requirements imposed by any offering memorandum, web-based database or similar repository of Confidential Information to which the Recipient or any of its Representatives is granted access in connection with the potential transaction, notwithstanding acceptance of such an offering memorandum or submission of an electronic signature, “clicking” on an “I agree” icon or other indication of asset to such additional confidentiality conditions.

(i) This Agreement shall continue in full force and effect for a period of two years from the Effective Date. Nothing herein is intended to limit or abridge the protection of trade secrets under applicable trade secrets law, and the protection of trade secrets by the Recipient shall be maintained as such until they are no longer trade secrets under applicable Law.

(j) The Recipient agrees not to export, directly or indirectly, any U.S. source technical data acquired from the Provider or any products utilizing such data to countries outside the United States, which export may be in violation of the United States export laws or regulations.

(k) The Parties hereto confirm their agreement that this Agreement, as well as any amendment hereto and all other documents related hereto, including legal notices, shall be in the English language only.

(l) This Agreement may be executed in several counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement. The exchange of a fully executed Agreement (in counterparts or otherwise) by electronic transmission shall be sufficient to bind the Parties to the terms and conditions of this Agreement.

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The Parties have caused this Agreement to be executed as of the Effective Date.

PRINCIPIA BIOPHARMA INC.			SANOFI

By:	/s/ Roy Hardiman		By:	/s/ Loic Gonnet

Name:	Roy Hardiman		Name:	Loic Gonnet

Title:	Chief Business Officer		Title:	Head, Mergers & Acquisitions

Address:	220 East Grand Avenue South San Francisco, CA 94080		Address:	54, rue La Boétie, 75008 Paris, France

Contact:	Roy Hardiman		Contact:	Loic Gonnet
Email:	roy.hardiman@principiabio.com		Email:	Loic.Gonnet@sanofi.com

with a copy which shall not constitute notice to:			with a copy which shall not constitute notice to:

	Cooley LLP			Weil, Gotshal & Manges LLP
	101 California Street, 5th Floor			767 Fifth Avenue
	San Francisco, CA 94111			New York, NY 10153
	Attention:	Jamie Leigh; Ben Beerle		Attention:	Michael J. Aiello; Sachin Kohli
	Email:	jleigh@cooley.com;		Email:	michael.aiello@weil.com;
		bbeerle@cooley.com			sachin.kohli@weil.com

[Signature page to Confidentiality Agreement]